Exhibit 21.1

SUBSIDIARIES OF EROS INTERNATIONALPLC

Registrant’s consolidated subsidiaries are shown below together with the percentage of voting securities owned as of the date of this filing, and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Percentage of Outstanding Voting Securities Owned

Acacia Investments Holdings Limited	Isle of Man	100%

Ayngaran Anak Media Private Limited	India	51%

Ayngaran International Limited	Isle of Man	51%

Ayngaran International UK Limited	United Kingdom	51%

Ayngaran International Media Private Limited	India	51%

Belvedere Holdings Pte Limited	Singapore	100%

Big Screen Entertainment Private Limited	India	64%

Copsale Limited	British Virgin Islands	100%

Eros Australia Pty Ltd	Australia	100%

Eros Digital Private Limited	India	100%

Eros International Films Private Limited	India	100%

Eros International Media Limited	India	77.83%

Eros International Limited	United Kingdom (England and Wales)	100%

Eros International Pte. Ltd.	Singapore	100%

Eros International USA Inc.	United States (Delaware)	100%

Eros Music Publishing Limited	United Kingdom (England and Wales)	100%

Eros Network Limited	United Kingdom (England and Wales)	100%

Eros Pacific Limited	Fiji	100%

Eros World Wide FZ-LLC	United Arab Emirates (Dubai)	100%

Eyeqube Studios Pvt. Limited	India	99.99%